Sunworks Reports 2017 Fourth Quarter and Full-Year Results

ROSEVILLE, Calif. March 28, 2018 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Chuck Cargile, Sunworks Chief Executive Officer said, “Our 2017 final results were consistent with the update we provided on March 8, 2018. Certainly, 2017 was a challenging year for the solar industry as a whole, and a year of transition for Sunworks. For the last several years Sunworks, along with the overall solar industry, experienced significant top-line growth. In 2017, this trend reversed as industry-wide photovoltaic installed capacity declined as did Sunworks revenue. In response to the challenges in 2017, we significantly decreased our cost structure, improved our internal controls and processes, and positioned the company for profitability and enhanced cash generation in 2018.”

Full Year 2017 Summary:

●	Revenue for the full year of 2017 of $77.4 million versus $86.4 million in the full year of 2016.

●	Gross margin of 17.6% for the full year of 2017 versus 25.6% for the full year of 2016.

●	Selling, general and administrative expenses of $20.0 million for the full year of 2017 versus $30.1 million for the full year of 2016.

●	Net loss of $7.2 million for the full year of 2017 versus $9.4 million for the full year of 2016.

2018 Expectations:

●	New projects booked in the first quarter are expected to exceed $30 million, with the majority of these bookings expected to convert into installation revenue in 2018.

●	Based on backlog and the momentum of new sales, the company expects full year revenue to increase in the range of 10 percent to 20 percent year-over-year.

●	Management expects the company to be profitable for the full year of 2018.

Commenting on the outlook for 2018, Mr. Cargile stated, “We are optimistic about our position for 2018 even as we navigate through the seasonal weakness resulting from the wet weather that we experienced during the first quarter of the year in Central and Northern California. New projects bookings have been strong to start the year and our pipeline of projects scheduled for installation is robust. In addition, the new projects we have booked into backlog are estimated to deliver higher gross margins than the projects we completed in 2017. We expect the higher expected gross margins compounded by lower overall operating expenses to result in operating profits and cash generation beginning in the second quarter of the year.”

Fourth Quarter Financial Summary

Revenue for the quarter ended December 31, 2017 increased 4.6% to $19.3 million versus $18.4 million during the same period last year. The increase was primarily driven by an increase in revenue from public works projects, offset by a decline in ACI and residential revenue.

Revenue from ACI and public works customers represented approximately 71% of total revenue and revenue from residential customers represented 29% for the fourth quarter of 2017.

Gross profit for the fourth quarter of 2017 was $1.0 million, or 5.4% of total revenue, compared to $2.7 million, or 14.9% of total revenues, for the corresponding period last year. The decline in gross margin was primarily the result of revisions to the cost estimates of many older projects and construction cost overruns during the quarter.

Net loss for the quarter ended December 31, 2017 was $3.4 million, or $0.15 per basic and diluted share, compared to $3.7 million, or $0.16 per basic and diluted share, in the fourth quarter of 2016.

Full-Year 2017 Financial Summary

Revenue for the full year 2017 was to $77.4 million, a decline of 10.4% from $86.4 million for the full year of 2016. The year-over-year decline was primarily driven by the overall decline the solar industry experienced in 2017.

Revenue from ACI and public works customers represented approximately 68% of total revenue and revenue from residential customers represented 32% for full-year 2017.

Gross profit for the year was $13.7 million, or 17.6% of total revenue, compared to $22.1 million, or 25.6% of total revenues, for the corresponding period last year. The decline in gross margin was primarily the result of revisions to the cost estimates of many older projects and construction cost overruns during the second half of 2017.

Net loss for the year ended December 31, 2017 was $7.2 million, or $0.32 per basic and diluted share, compared to $9.4 million, or $0.46 per basic and diluted share, in the same period last year.

Balance Sheet Summary

The company had $6.4 million in cash and cash equivalents as of December 31, 2017 compared to $11.1 million as of December 31, 2016.

As of December 31, 2017, the company had $2.0 million of debt outstanding, inclusive of convertible debt, compared to $2.3 million as of December 31, 2016.

Conference Call Details

Management will host a conference call to discuss these results on Wednesday March 28, 2018 at 5:00 p.m. ET (2:00 pm PT). To access the call, please dial 1-877-407-0778 (toll free) or 1-201-689-8565. The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://www.ir.sunworksusa.com. All participants should call or access the website approximately five minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-877-481-4010 (toll free) and using the replay ID #26784 until 5 p.m. ET on April 11, 2018.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets, products, and prospects for sales, lower revenues, failure to earn profit, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the inability to complete projects within anticipated timeframes and costs, the impact of tariffs imposed by governmental bodies, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016

(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016

Assets
Current Assets
Cash and cash equivalents	$6,356	$11,069
Restricted cash	475	37
Accounts receivable, net	11,330	9,665
Inventory, net	4,450	3,394
Costs in excess of billings	3,790	4,307
Other current assets	2,081	117

Total Current Assets	28,482	28,589

Property and Equipment, net	1,233	1,674

Other Assets
Other deposits	68	53
Goodwill	11,364	11,364

Total Other Assets	11,432	11,417

Total Assets	$41,147	$41,680

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$13,090	$12,979
Billings in excess of costs	7,288	4,997
Customer deposits	2,905	64
Loan payable, current portion	229	218
Acquisition convertible promissory note, net of beneficial conversion feature of $0 and $807, respectively	606	959

Total Current Liabilities	24,118	19,217

Long Term Liabilities
Loan payable	267	496
Convertible promissory notes	149	654
Acquisition convertible promissory notes	707	-
Warranty liability	246	116
Total Long Term Liabilities	1,369	1,266
Total Liabilities	25,487	20,483

Shareholders’ Equity
Preferred stock Series B, $.001 par value; 5,000,000 authorized shares; 1,506,024 shares issued and outstanding	2	2
Common stock, $.001 par value; 1,000,000,000 authorized shares; 23,150,930 and 20,853,921 shares issued and outstanding, respectively	23	21
Additional paid in capital	72,000	70,317
Accumulated Deficit	(56,365)	(49,143)

Total Shareholders’ Equity	15,660	21,197

Total Liabilities and Shareholders’ Equity	$41,147	$41,680

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2017 AND DECEMBER 31, 2016

(in thousands, except share and per share data)

	Three Months Ended (unaudited)		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Revenues	$19,290	$18,440	$77,448	$86,421

Cost of Goods Sold	18,242	15,695	63,785	64,311

Gross Profit	1,048	2,745	13,663	22,110

Operating Expenses
Selling and marketing expenses	1,171	3,191	6,462	12,330
General and administrative expenses	2,771	2,592	11,946	11,434
Stock based compensation	326	277	1,159	6,041
Depreciation and amortization	102	105	410	323

Total Operating Expenses	4,370	6,165	19,977	30,128

Loss before Other Income/(Expenses)	(3,322)	(3,420)	(6,314)	(8,018)

Other Income/(Expenses)
Other income (expenses)	58	54	16	(329)
Interest expense	(173)	(293)	(924)	(1,033)

Total Other Income/(Expenses)	(115)	(239)	(908)	(1,362)

Loss before Income Taxes	(3,437)	(3,659)	(7,222)	(9,380)

Income Tax Expense	-	-	-	-

Net Loss	$(3,437)	$(3,659)	$(7,222)	$(9,380)

(LOSS) PER SHARE:
Basic	$(0.15)	$(0.16)	$(0.32)	$(0.46)
Diluted	$(0.15)	$(0.16)	$(0.32)	$(0.46)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	22,712,610	22,296,106	22,224,632	20,227,239
Diluted	22,712,610	22,296,106	22,224,632	20,227,239